UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of Earliest Event Reported): February 8, 2013

TELETOUCH COMMUNICATIONS, INC.

(Exact Name of Company as Specified in its Charter)

DELAWARE	001-13436	75-2556090
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5718 Airport Freeway, Fort Worth, Texas 76117

(Address of principal executive offices and zip code)

(800) 232-3888

(Company’s telephone number, including area code)

Not applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 8, 2013, Teletouch Communications, Inc., a Delaware corporation (“Teletouch” or “Company”), and its wholly-owned subsidiary Progressive Concepts, Inc. (“PCI”, together with “Teletouch”, the “Borrower”) entered into a certain Loan and Security Agreement (the “Loan Agreement”) with DCP Teletouch Lender, LLC (the “Lender”). The loan is facilitated through an initial two year, $6 million asset-based revolving credit facility with an interest rate of 14% per annum (with a default interest rate of 20%), and is subject to certain other fees payable to Lender monthly and at the maturity of the loan. The loan initially matures on January 31, 2015 and may be extended for an additional year at the Borrower’s sole election. The Loan Agreement contemplates interest rate reductions of 1% per quarter (to a minimum of no less than 11%) in the event the Company achieves certain minimum quarterly EBITDA targets. The minimum amount that may be drawn under this facility is $100,000, with such additional borrowings being subject to having availability under the loan, which is the sum of eligible assets included in the Borrowing Base (as defined in the Loan Agreement), less any reserves, plus cash on hand, compared to the total borrowings outstanding on such borrowing date. Amounts borrowed under the Loan Agreement are secured by a security interest on all existing and after-acquired assets of the Borrower. In addition, the Loan Agreement contemplates an additional multiple use short term loan facility of up to $2 million per loan for special order inventory purchase transactions (the “Term Loans”). The Term Loans facility is designed to satisfy out-of-cycle customer orders to facilitate inventory purchases at times and prices favorable to the Borrower. The Term Loans are not a committed credit facility by the Lender and the financial terms, including interest and fees, of any such Term Loans will be determined on a case-by-case basis and remain entirely within the discretion of the Lender. In conjunction with the Loan Agreement, and as is customary with this style of facility, the Borrower also executed a Promissory Note (the “Note”) in connection with and to evidence their obligation to repay all sums advanced by the Lender pursuant to the Loan Agreement. The Note contains other terms and provisions that are customary for instruments of this nature.

The Loan Agreement contains events of default and remedies customary for loan transactions of this sort including, among others, those related to a default in the payment of principal or interest, a material inaccuracy of a representation or warranty, a default with regard to performance of certain covenants, a material adverse change (as defined in the Loan Agreement) occurs, cross default on other debt in excess of $250,000, change of control, default under the current AT&T agreements, among others. Upon the occurrence of a default, in some cases following a notice and cure period, the Lender may accelerate the maturity of the loan and require the full and immediate repayment of all borrowings under the Loan Agreement. The Loan Agreement also contains affirmative covenants (e.g. advance notice requirements relating to changes in business and operations, material adverse effects on the Borrower’s business, among others), and negative covenants (e.g., with respect to the Borrower’s ability to place new liens on its assets, engage in transactions outside of the ordinary course of business, incur additional indebtedness, amend its organizational documents in any material respect, among others).

In connection with the Loan Agreement, the Company also entered into a Subscription Agreement (the “Subscription Agreement”) and a Buyback Right and Agreement not to Short Securities of Teletouch (the “Buyback Agreement,” and together with certain ancillary agreements and documents, and Subscription Agreement, the “Equity Agreements”) pursuant to which the Company agreed to issue to the Lender shares of its common stock equal to $200,000.00, based on an issue price per share computed at 90% of the prior 60-day volume weighted average closing price preceding the February 8, 2013 closing date, calculated at 530,398 shares (the “Teletouch Shares”). The Buyback Agreement provides for a “call” option for the Company which is the right, but not the obligation, commencing on the effective date of the Loan Agreement and for so long as the Revolving Credit Commitments (as defined in the Loan Agreement) have not been terminated, the Company shall have the right, but not the obligation, at its sole discretion, to buy back all or a portion of the Teletouch Shares at the per share price of 120% of the issue price, or approximately $0.452 per share. The Lender is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Teletouch has used the initial draw-down of funds from the new loan facility to pay down a portion of its current indebtedness to Thermo Credit LLC (“Thermo”) under the terms of the April 30, 2008 Loan and Security Agreement by and between Teletouch, PCI and Thermo, as subsequently amended (the “Thermo Loan Agreement”); to pay the closing costs associated with the foregoing financing, with the remainder balance to be used for general corporate and working capital purposes. In order to facilitate the payment of the Borrower’s indebtedness to Thermo under the Thermo Loan Agreement, the parties to the Loan Agreement also entered into several amendments, subordination and other related agreements. Specifically, Teletouch, PCI and Thermo entered a certain Sixth Amendment (the “Thermo Amendment”) to the Thermo Loan Agreement pursuant to which Teletouch and PCI agreed to apply $4 million from the proceeds of the financing described above to pay down, at the closing of the Loan Agreement, the current balance on the Thermo loan of $7.148 million (including approximately $0.126 million in accrued and unpaid interest and fees since January 1, 2013), thus reducing it to the balance of $3.148 million. The foregoing payment obligation by Teletouch and PCI is evidenced by an Amended and Restated Subordinated Promissory Note dated February 8, 2013 in the amount of $3.148 million (the “Thermo Note”). The Thermo Amendment also contemplates the following payments to Thermo to pay off the foregoing Note balance (provided there is no default on the loan facility with the Lender): (i) $25,000 monthly payments commencing on March 1, 2013, (ii) the principal of the Thermo Note (as defined below) will be due and payable in 30 fully amortized payments commencing on February 1, 2014 with the final payment due on August 1, 2016, (iii) additional potential payments in the amount of up to $1 million from the sales and/or refinancings of Teletouch’s real estate in Texas, and (iv) certain excess proceeds from the planned sale of the Company’s cellular subscribers to AT&T upon the expiration of the Distribution Agreement in November 2014, i.e., after all outstanding loans against the cellular subscribers have been repaid to Lender. In addition, the parties also entered into a certain Subordination and Intercreditor Agreement by and between Thermo and the Lender dated as of February 8, 2013 (the “Subordination Agreement”) for the purposes of subordinating Thermo’s security interest to that of the Lender under the Loan Agreement. The Thermo Amendment and the Subordination Agreement contain other terms and provisions that are customary for instruments of this nature.

In addition, PCI and New Cingular Wireless PCS, LLC, (as successor to Southwestern Bell Wireless, Inc. (“AT&T”) entered into a certain Fourth Amendment dated as of February 1, 2013 (the “AT&T Amendment”) to the Distribution Agreement dated as of November 12, 1999 and subsequently amended (the “Distribution Agreement”). Under the terms of the AT&T Amendment, which was required by the Lender in order to provide the loan facility, Teletouch is permitted to sell its cellular base to AT&T prior to the November 2014 expiration of their respective arrangement and to pledge proceeds from the Distribution Agreement to the Lender. The foregoing arrangement was evidenced by a letter agreement by and between AT&T and the Lender dated as of the same date.

The foregoing descriptions of the Loan Agreement, the Lender Note, the Subscription Agreement, the Buyback Agreement, the Thermo Amendment, the Thermo Note, the Subordination and Intercreditor Agreement, and the AT&T Amendment are qualified in their entirety by reference to the full texts of such agreements. The representations, warranties and covenants contained in such documents and agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with execution of the agreements.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 in this Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 in this Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

On February 12, 2013, the Company issued a press release announcing the foregoing transactions. A copy of the press release is being furnished as Exhibit 99.1 hereto and is hereby incorporated in its entirety by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Title

99.1	Press Release dated February 12, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 12, 2013	By:	/s/ Douglas E. Sloan
Name: Douglas E. Sloan
Title: Chief Financial Officer